Exhibit J

Execution Version

INVESTMENT AGREEMENT

by and among

AMC ENTERTAINMENT HOLDINGS, INC.,

and

SLA AVATAR HOLDINGS HOLDCO, L.P.

Dated as of July 31, 2020

i

Exhibit A: Form of Indenture

Exhibit B-1: Form of Joinder (Closing Assignments to Affiliates of Purchaser)

Exhibit B-2: Form of Joinder (Post-Closing Assignments to Affiliates of Purchaser)

Exhibit C: Form of Issuer Agreement

ii

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of July 31, 2020, is by and among (i) AMC Entertainment Holdings, Inc., a Delaware corporation (together with any successor or assign pursuant to Section 6.07, the “Company”) and (ii) SLA Avatar Holdings Holdco, L.P., a Delaware limited partnership (together, with each of its successors and any of its Affiliates that become a Purchaser party hereto in accordance with Section 6.07, the “Purchaser”). Capitalized terms not otherwise defined where used shall have the meanings ascribed hereto in Article I.

WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, in the respective amounts set forth on Schedule 1 hereto, one hundred million dollars ($100,000,000) aggregate principal amount of the Company’s 10.5% First Lien Secured Notes due 2026 (referred to herein as the “Note” or the “Notes”) at a cash price of 90% of their principal amount less a 2% arranger premium (such 2% arranger premium, the “2% Arranger Premium,” and such 10% discount and such 2% Arranger Premium collectively, the “Upfront Discount”) in the form attached to the Indenture and to be issued in accordance with the terms and conditions of the Indenture and this Agreement;

WHEREAS, the Company intends to use the proceeds from the issuance of the Notes for general corporate purposes, including further increasing its liquidity; and

WHEREAS, the Company and the Purchaser desire to set forth certain agreements herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” shall have the meaning set forth in Section 4.22(a).

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. Notwithstanding the foregoing, the Company and the Company’s Subsidiaries shall not be considered Affiliates of the Purchaser or any of the Purchaser’s Affiliates (and vice versa). As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Beneficially Own”, “Beneficially Owned”, “Beneficial Ownership” or “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

“Board of Directors” shall mean the board of directors of the Company or any duly authorized committee of the board of directors of the Company.

“Bribery Act” shall have the meaning set forth in Section 3.01(j)(ii).

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in The City of New York, New York or San Francisco, California are authorized or obligated by law or executive order to remain closed.

“Closing” shall have the meaning set forth in Section 2.02(a).

“Closing Date” shall have the meaning set forth in Section 2.02(a).

“Code” shall have the meaning set forth in Section 3.01(m)(ii).

“Collateral” shall have the meaning set forth in the Indenture.

“Collateral Agent” shall mean U.S. Bank National Association, or another institutional trustee to be selected by the Company with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

“Commitment Letter” shall mean that certain Commitment, Transaction Support and Fee Letter, dated July 10, 2020, by and among the Purchaser and the Company.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Reports” shall have the meaning set forth in Section 3.01(g)(i).

“Copyright Security Agreement” means that certain Copyright Security Agreement, dated as of the Closing Date, by and between American Multi-Cinema, Inc. and the Collateral Agent.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.01(c).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” shall have the meaning set forth in Section 3.01(j)(ii).

“First Lien Intercreditor Agreement” shall have the meaning set forth in the Indenture.

“First Lien/Second Lien Intercreditor Agreement” shall have the meaning set forth in the Indenture.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Global Security” shall have the meaning set forth in the Indenture.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Guarantee” shall have the meaning set forth in the Indenture.

“Guarantor” shall have the meaning set forth in the Indenture.

“Improvements” shall have the meaning set forth in Section 3.01(q)(ii).

“Indemnification Notice” shall have the meaning set forth in Section 4.22(b).

“Indemnitee” shall have the meaning set forth in Section 4.22(a).

“Indenture” shall mean an indenture in the form attached hereto as Exhibit A.

“Intellectual Property” shall have the meaning set forth in Section 3.01(p)(i).

“IRS” shall mean the Internal Revenue Service.

“Issuer Agreement” shall have the meaning set forth in Section 4.09(a).

“Joinder” shall mean, with respect to any Person permitted to sign such document in accordance with the terms hereof, a joinder executed and delivered by such Person, providing such Person to have all or a portion of the rights and obligations of a Purchaser under this Agreement, in the applicable form and substance for the circumstances as described and set forth on Exhibit B-1 or Exhibit B-2 attached hereto, as applicable, or such other form as may be agreed to by the Company and the Purchaser.

“Knowledge” shall mean the actual knowledge, after reasonable inquiry of their respective direct reports, of the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel.

“Leased Real Property” shall have the meaning set forth in Section 3.01(q)(i).

“Lien” shall have the meaning set forth in the Indenture.

“Losses” shall mean all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement.

“Material Adverse Effect” shall mean any events, changes or developments that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change or development resulting from or arising out of the following: (a) events, changes or developments generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, (b) events, changes or developments in the industries in which the Company or any of its Subsidiaries conducts its business, (c) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local Governmental Entity, or market administrator, (d) any changes in GAAP or accounting standards or interpretations thereof, (e) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (f) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, (g) COVID-19 or any law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of the COVID-19 pandemic or any change in such law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or any of its Subsidiaries’ compliance therewith, (h) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that so long as they are not otherwise excluded by this Agreement, the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent permitted by this definition), (i) any taking of any action (x) required by this Agreement or (y) at the express written request of the Purchaser, or (j) any failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that the exception in this clause (j) shall not prevent or otherwise affect a determination that any event, change, effect or development underlying such failure has resulted in a Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (a) through (e), to the extent that such event, change or development disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Note” or “Notes” shall have the meaning set forth in the preamble hereto.

“OFAC” shall have the meaning set forth in Section 3.01(l)

“Owned Real Property” shall have the meaning set forth in Section 3.01(q)(i).

“Permitted Liens” shall have the meaning set forth in the Indenture.

“Permitted Loan” means a mortgage, hypothecation, and/or pledge of the Notes in respect of one or more bona fide loans by a Purchaser (or a controlled or controlling Affiliate of a Purchaser).

“Permitted Transaction” means the entry by a Purchaser (or a controlled or controlling Affiliate of a Purchaser) into any total return swap, asset swap or other derivative transaction or repurchase or reverse repurchase transaction with one or more financial institutions, which may or may not be secured by a pledge, hypothecation or other grant of security interest in the Notes and/or related assets and/or cash, cash equivalents and/or letters of credit, including, without limitation, any transaction pursuant to which a Purchaser or such controlled Affiliate, as applicable, transfers Notes held by it, provided, that such Purchaser or such controlled Affiliate retains the economic effects of ownership of such Notes following any such transfer.

“Person” or “person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Personal Data” shall have the meaning set forth in Section 3.01(p)(ii).

“Purchase Price” shall mean an amount equal to (i) ninety million dollars ($90,000,000) less (ii) 2% Arranger Premium in cash.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Real Property Leases” shall have the meaning set forth in Section 3.01(q)(i).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, by and among the Company, the Guarantors and the Collateral Agent.

“Security Documents” means, collectively, the Copyright Security Agreement, Security Agreement, the Trademark Security Agreement, the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement, other security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states) applicable to the Collateral, each for the benefit of the Collateral Agent, as amended, amended and restated, modified, renewed, replaced or otherwise modified from time to time.

“Silver Lake Group” shall mean the Purchaser together with its Affiliates, including SL Affiliates.

“SL Affiliate” shall mean any Affiliate of Silver Lake Group, L.L.C. that serves as general partner of, or manages or advises, any investment fund or other investment entity Affiliated with Silver Lake Group, L.L.C. that has a direct or indirect investment in the Company.

“SLTM” shall mean Silver Lake Technology Management, L.L.C. or a successor thereto.

“Specified Persons” shall have the meaning set forth in Section 6.12(b).

“Subsidiary” shall mean, with respect to any Person, (a) any other Person of which fifty percent (50%) or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect fifty percent (50%) or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries, or (b) any other Person of which such Person or any Subsidiary of such Person is a managing member or general partner.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value-added, and other taxes imposed by a Governmental Entity, together with all interest, penalties and additions to tax imposed with respect thereto.

“Tax Return” shall mean a report, return or other document (including any amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes.

“Third Party” shall mean a Person other than any member of the Silver Lake Group or any of their respective Affiliates.

“Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of the Closing Date, by and between American Multi-Cinema, Inc. and the Collateral Agent.

“Transaction Agreements” shall have the meaning set forth in Section 3.01(c).

“Transactions” shall have the meaning set forth in Section 3.01(c).

“Trustee” shall mean U.S. Bank National Association, or another institutional trustee to be selected by the Company with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term means the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Upfront Discount” shall have the meaning set forth in the preamble hereto.

Section 1.02.    General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

ARTICLE II

SALE AND PURCHASE OF THE NOTES

Section 2.01.    Sale and Purchase of the Notes.

Subject to the terms and conditions of this Agreement, at the Closing, occurring simultaneously with the execution of this Agreement, the Company is issuing and selling to the Purchaser, and the Purchaser is purchasing and acquiring from the Company for the Purchase Price, one hundred million dollars ($100,000,000) aggregate principal amount of Notes.

Section 2.02.    Closing.

(a)    The closing (the “Closing”) of the purchase and sale of the Notes hereunder is taking place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153 on the date hereof, simultaneously with the execution of this Agreement (such date is sometimes referred to herein as the “Closing Date”).

(b)    To effect the purchase and sale of the Notes, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i)    The Company is executing and delivering, and has instructed the Trustee and Collateral Agent to execute and deliver, the Indenture. The Company is simultaneously delivering the fully executed Indenture to the Purchaser, against payment in full by or on behalf of the Purchaser of the Purchase Price for the Notes.

(ii)    The Company is issuing and delivering to the Purchaser the Notes in one or more global notes.

(iii)    The Purchaser is causing a wire transfer to be made in same day funds on the Closing Date to an account of the Company designated in writing at least two Business Days prior to the Closing Date by the Company to each Purchaser in an amount equal to its Purchase Price for the Notes.

(iv)    The Company and the Guarantors are executing and delivering to the Purchaser each of the Transaction Agreements.

(v)    The Purchaser are delivering to the Company a duly completed and executed IRS Form W-9 or applicable IRS Form W-8 (or any successor form).

(vi)    Weil, Gotshal & Manges LLP, counsel for the Company, shall have furnished to the Purchaser its opinion, dated as of the Closing Date and addressed to the Purchaser, in form and substance satisfactory to the Purchaser.

(vii)    Husch Blackwell LLP, counsel for the Guarantors organized under the laws of Kansas and Missouri, shall have furnished to the Purchaser its opinion, dated as of the Closing Date and addressed to the Purchaser, in form and substance satisfactory to the Purchaser.

(viii)    Quarles & Brady, LLP, counsel for the Guarantor organized under the laws of the State of Arizona, shall have furnished to the Purchaser its opinion, dated as of the Closing Date and addressed to the Purchaser, in form and substance satisfactory to the Purchaser.

(ix)    Except as otherwise contemplated by the Security Documents and/or the Indenture, each document (including any Uniform Commercial Code financing statement) required by the Security Documents, or under law, in each case, to be filed, registered or recorded, or delivered for filing on or prior to the Closing Date, including filings in the U.S. Patent and Trademark Office and the U.S. Copyright Office, in order to create in favor of the Collateral Agent, for the benefit of the Trustee and the holders of the Notes, a perfected first-priority lien and security interest in the Collateral that can be perfected by the making of such filings, registrations or recordations, prior and superior to the right of any other person (subject to Permitted Liens), shall be executed and in proper form for filing, registration or recordation.

(x)    Prior to or on the Closing Date, the Company shall have furnished to the Purchaser such further information, certificates and documents as the Purchaser may reasonably request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01.    Representations and Warranties of the Company. Except as disclosed in the Company Reports filed with or furnished to the SEC and publicly available prior to the date hereof (excluding in each case any disclosures set forth in the risk factors or “forward-looking statements” sections of such reports, and any other disclosures included therein to the extent they are predictive or forward-looking in nature), the Company represents and warrants to the Purchaser, as of the date hereof, as follows:

(a)    Existence and Power.

(i)    The Company and each Guarantor is duly organized, validly existing and in good standing under the laws of the State of Delaware or its respective jurisdiction of organization and has all requisite corporate or other applicable power and authority to enter into each Transaction Agreement to which it is party and to consummate the Transactions . The Company and each Guarantor has all requisite corporate or other applicable power and authority to own, operate and lease its properties, rights and assets and to carry on its business as it is being conducted on the date of this Agreement.

(ii)    Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, the Company and each Guarantor has been duly qualified as a foreign corporation or other entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, rights and assets or conducts any business so as to require such qualification. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, each Subsidiary of the Company that is a “significant subsidiary” (as defined in Rule 1.02(w) of the SEC’s Regulation S-X) has been duly organized and is validly existing in good standing (to the extent that the concept of “good standing” is recognized by the applicable jurisdiction) under the laws of its jurisdiction of organization.

(b)    Capitalization. All the outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable, and except as otherwise set forth in the Company Reports, all outstanding shares of capital stock or membership interests of the Subsidiaries are owned by the Company either directly or through wholly owned Subsidiaries and are free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances.

(c)    Authorization. The execution, delivery and performance of this Agreement, the Indenture, the Notes and the Security Documents (the “ Transaction Agreements”) and the consummation of the transactions contemplated herein and therein (collectively, the “Transactions”) have been duly authorized by the Board of Directors, and all other necessary corporate action on the part of the Company and each Guarantor, as applicable. Assuming this Agreement constitutes the valid and binding obligation of the Purchaser, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the limitation of such enforcement by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”). Assuming the Indenture constitutes the valid and binding obligation of the Trustee and the Collateral Agent, as of the date hereof, the Indenture (including each Guarantee set forth therein) is a valid and binding obligation of the Company and each Guarantor enforceable against the Company and such Guarantor in accordance with its terms, subject to the Enforceability Exceptions. Assuming the Security Documents constitute the valid and binding obligation of each of the parties thereto (other than the Company and the Guarantors), as of the date hereof, the Security Documents are valid and binding obligations of the Company and each Guarantor party thereto, as applicable, enforceable against the Company and each such Guarantor in accordance with each of their terms, subject to the Enforceability Exceptions. The Security Documents, when executed and delivered in connection with the sale of the Notes, will create in favor of the Collateral Agent, for the benefit of itself, the Trustee and the holders of the Notes, valid and enforceable security interests in and liens on the Collateral (subject, solely as to enforceability, to the Enforceability Exceptions) and, upon the filing of appropriate Uniform Commercial Code financing statements in United States jurisdictions previously identified to the Collateral Agent and Trustee and the taking of the other actions, in each case as further described in the Security Documents, the security interests and liens granted pursuant thereto will constitute a perfected security interest in and lien on all right, title and interest of the Company and each Guarantor, in the Collateral described therein, and such security interests will be enforceable in accordance with the terms contained therein (subject, solely as to enforceability, to the Enforceability Exceptions) against all creditors of any grantor or mortgagor and subject only to Permitted Liens.

(d)    General Solicitation; No Integration. Other than with respect to the Silver Lake Group and its Affiliates, neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Notes. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its Knowledge, is or will be integrated with the Notes sold pursuant to this Agreement.

(e)    Valid Issuance. The Notes have been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor, the Notes will be valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to the limitation of such enforcement by the Enforceability Exceptions. The Guarantees of the Guarantors have been duly authorized by each of the Guarantors and, when the Notes have been issued and sold against receipt of the consideration therefor, the Guarantees will be valid and legally binding obligations of each Guarantor, enforceable against each Guarantor in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(f)    Non-Contravention/No Consents. The execution, delivery and performance of the Transaction Agreements and the consummation by the Company and each Guarantor of the Transactions, does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the certificate of incorporation or bylaws of the Company or any Guarantor, (ii) any credit agreement, mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Company or any of its Subsidiaries, or (iii) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, other than in the cases of clauses (ii) and (iii) as would not, individually or in the aggregate, constitute a Material Adverse Effect. Assuming the accuracy of the representations of the Purchaser set forth herein, other than (A) any required filings pursuant to the Exchange Act or the rules of the SEC, or (B) as have been obtained prior to the date of this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company and each Guarantor of the Transactions, except for any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made would not, individually or in the aggregate, constitute a Material Adverse Effect.

(g)    Reports; Financial Statements.

(i)    The Company has filed or furnished, as applicable all forms, reports, schedules, prospectuses, registration statements and other statements and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2019 (including, for the avoidance of doubt, its annual report on Form 10-K for the fiscal year ended December 31, 2019, collectively, the “Company Reports”). As of its respective date, and, if amended, as of the date of the last such amendment, each Company Report complied in all material respects as to form with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to such Company Report. As of its respective date, and, if amended, as of the date of the last such amendment, no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)    Each of the consolidated balance sheets, and the related consolidated statements of income, changes in stockholders’ equity and cash flows, included in the Company Reports filed with the SEC under the Exchange Act: (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the results of the consolidated operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments, (C) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth therein or in the notes thereto, and in the case of unaudited financial statements except for the absence of footnote disclosure, and (D) otherwise comply in all material respects with the requirements of the SEC.

(h)    Absence of Certain Changes. Since March 31, 2020, (i) until the date hereof, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, and (ii) no events, changes or developments have occurred that would, individually or in the aggregate, constitute a Material Adverse Effect.

(i)    No Undisclosed Liabilities, etc. As of the date hereof (and prior to giving effect to the indebtedness of the Company and its Subsidiaries to be incurred on the date hereof), there are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on the face of the balance sheet, except (i) liabilities reflected or reserved against in the financial statements contained in the Company Reports, (ii) liabilities incurred since March 31, 2020 in the ordinary course of business (including liabilities under the Company’s 10.500% Senior Secured Notes due 2025 issued on April 24, 2020) and (iii) liabilities that would not, individually or in the aggregate, constitute a Material Adverse Effect.

(j)    Compliance with Applicable Law. Since January 1, 2019, each of the Company and its Subsidiaries has complied in all respects with, and is not in default or violation in any respect of, any law, statute, order, rule, regulation, policy or guideline of any federal, state or local Governmental Entity applicable to the Company or such Subsidiary, other than such non-compliance, defaults or violations that, individually or in the aggregate, have not had and would not, individually or in the aggregate, constitute a Material Adverse Effect. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, since January 1, 2019, none of the Company, any of its Subsidiaries or, any of their respective directors, officers, agents or employees have (i) used any corporate, Company (and/or Subsidiary) funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official, in each case in violation of, or (ii) otherwise violated, any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (the “FCPA”), or the UK Bribery Act (the “Bribery Act”). Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, since January 1, 2019, neither the Company, any of its Subsidiaries nor any of their respective directors, officers, agents or employees has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable United States or foreign laws. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, (i) none of the Company’s or any of its Subsidiaries’ directors, officers, agents or employees is a “specially designated national” or blocked person under United States sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and (ii) since January 1, 2019, neither the Company nor any of its Subsidiaries has engaged in any business with any person with whom, or in any country in which, it is prohibited for a United States person to engage under applicable United States sanctions administered by OFAC. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, the Company and its Subsidiaries have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and the Bribery Act and have maintained such policies and procedures in force.

(k)    Legal Proceedings and Liabilities. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending, or to the

Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any of its Subsidiaries (i) that would, individually or in the aggregate, constitute a Material Adverse Effect or (ii) that challenge the validity of or seek to prevent the Transactions. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any order, judgment or decree of a Governmental Entity that would, individually or in the aggregate, constitute a Material Adverse Effect. As of the date hereof, except as would not, individually or in the aggregate, constitute a Material Adverse Effect, to the Knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries.

(l)    Investment Company Act. The Company is not, and immediately after receipt of payment for the Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(m)    Taxes and Tax Returns. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect (i) the Company and each of its Subsidiaries has timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns were correct and complete in all respects, and the Company and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Governmental Entity all Taxes that are required to be paid by it, except, in each case, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP; and (ii) there are no disputes pending, or claims asserted in writing, in respect of Taxes of the Company or any of its Subsidiaries for which reserves that are adequate under GAAP have not been established.

(n)    Intentionally Omitted.

(o)    Brokers and Finders. The Company has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Purchaser would be required to pay.

(p)    Intellectual Property.

(i)    Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, the Company and its Subsidiaries own or possess sufficient rights to use all patents, patent applications, inventions, copyrights, know-how, trade secrets, trademarks, service marks and trade names and other technology and intellectual property rights (collectively, “Intellectual Property”) used in or necessary for the conduct of their respective businesses as currently conducted. The conduct of the respective businesses of the Company and its Subsidiaries does not infringe the Intellectual Property of others, and to the Company’s Knowledge, no third party is infringing any Intellectual Property owned by the Company or any of its Subsidiaries except, in each case, as would not, individually or in the aggregate, constitute a Material Adverse Effect.

(ii)    The Company and its Subsidiaries have established policies, programs and procedures with respect to the collection, use, processing, storage and transfer of all personally identifiable or confidential information relating to individuals in connection with the business (collectively, “Personal Data”). Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, (A) since January 1, 2019, the Company and its Subsidiaries have complied with all applicable laws, regulations and contractual obligations relating to the protection and security of Personal Data to which Company and its Subsidiaries are currently or have been subject, (B) neither the Company nor any of its Subsidiaries has received any written inquiries from or been subject to any audit or other proceeding by any Governmental Entity regarding its compliance with the foregoing and (C) the Company and its Subsidiaries have complied with all rules, policies and procedures established by the Company and its Subsidiaries with respect to privacy, publicity, data protection or collection and use of Personal Data gathered or accessed in the course of the operations of the Company and its Subsidiaries. Since January 1, 2019, there have not been any incidents of (x) a material violation by Company or any of its Subsidiaries of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures or (y) any material breach, material misappropriation, or material unauthorized disclosure, intrusion, access, use or dissemination of any Personal Data asserted or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries by any Person. To the Knowledge of the Company, the Company and its Subsidiaries have taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to reasonably ensure that any Personal Data collected by the Company and its Subsidiaries is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.

(iii)    Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, since January 1, 2019 the Company and its Subsidiaries have complied with, and the Company and its Subsidiaries are presently in compliance with, in all material respects the Payment Card Industry Data Security Standard and all regulations of the credit card industry and its member banks regarding the collection, storage, processing, and disposal of credit card data to the extent applicable to the Company and its Subsidiaries.

(q)    Real Property.

(i)    Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, the Company and its Subsidiaries have valid and marketable title to all real property used or occupied by the Company or any of its Subsidiaries other than the Leased Real Property (the “Owned Real Property”), including all appurtenances thereto and fixtures thereon, free and clear of all liens or encumbrances. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, the Company and its Subsidiaries have a good and valid leasehold (or, as applicable, license or other) interest in all leases, subleases and other agreements under which the Company and its Subsidiaries use or occupy or have the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Real Property Leases”), in each case, free and clear of all liens or encumbrances. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, each Real Property Lease is a valid and binding obligation of the Company or its Subsidiary that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.

(ii)    Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, all buildings, structures, fixtures and improvements included within the Owned Real Property or Leased Real Property (the “Improvements”) are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use and there are no facts or conditions affecting any of the Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, (A) there is no pending, or to the Knowledge of the Company, threatened proceedings in eminent domain or condemnation against any of the Owned Real Property or Leased Real Property, (B) no petition or application to rezone or otherwise alter or amend the land use regulations affecting the Leased Real Property or Owned Real Property is pending nor threatened, (C) neither the Company nor any of its Subsidiaries has received any written notice of any violation of applicable laws or regulations, including zoning and land use regulations affecting the Leased Real Property or Owned Real Property and there are no present violations of applicable zoning and land use regulations affecting the Leased Real Property or Owned Real Property and (D) neither the Company nor any of its Subsidiaries has received written notice of any pending improvements, liens or special assessments from any Governmental Entity to be made against (x) the Leased Real Property for which the tenant under the Real Property Leases would be responsible or (y) the Owned Real Property for which the Company or any of its Subsidiaries would be responsible.

(iii)    Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, each theatre located on the Leased Real Property or Owned Real Property, together with the related items of personal property located therein, constitutes a fully-operable motion picture theatre, and each such motion picture theatre and related personal property is fit for the use for which it is intended and to which it is presently devoted.

(r)    No Additional Representations.

(i)    The Company acknowledges that the Purchaser make no representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.02 and in any certificate delivered by the Purchaser pursuant to this Agreement, and the Company has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.02 and in any certificate delivered by the Purchaser pursuant to this Agreement.

(ii)    The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.02 and in any certificate delivered by the Purchaser pursuant to this Agreement, (i) no person has been authorized by the Purchaser to make any representation or warranty relating to the Purchaser or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by the Purchaser, and (ii) any materials or information provided or addressed to the Company or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Purchaser unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.02 of this Agreement and in any certificate delivered by the Purchaser pursuant to this Agreement.

Section 3.02.    Representations and Warranties of the Purchaser. The Purchaser represent and warrant to, and agree with, the Company, as of the date hereof, as follows:

(a)    Organization; Ownership. The Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of Delaware and each has all requisite limited partnership power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

(b)    Authorization; Sufficient Funds; No Conflicts.

(i)    The Purchaser has full limited partnership power and authority to execute and deliver this Agreement and to consummate the Transactions to which it is a party. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions to which it is a party have been duly authorized by all necessary limited partnership action on behalf of the Purchaser. No other proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Purchaser. Assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the limitation of such enforcement by the Enforceability Exceptions.

(ii)    As of the date hereof, the Purchaser has cash in immediately available funds in excess of the Purchase Price.

(iii)    The execution, delivery and performance of this Agreement by the Purchaser, the consummation by the Purchaser of the Transactions to which it is a party and the compliance by the Purchaser with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the Purchaser’s organizational documents, (B) any mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Purchaser or (C) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its Affiliates, other than in the cases of clauses (B) and (C) as would not reasonably be expected to materially and adversely affect or delay the consummation of the Transactions to which it is a party by the Purchaser.

(c)    Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Entity is required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Transactions to which it is a party and any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to adversely affect or delay the consummation of the Transactions to which it is a party by the Purchaser.

(d)    Securities Act Representations.

(i)    The Purchaser is an accredited investor (as defined in Rule 501 of the Securities Act) and is aware that the sale of the Notes is being made in reliance on a private placement exemption from registration under the Securities Act. The Purchaser is acquiring the Notes for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling such Notes in violation of the Securities Act. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Notes and is capable of bearing the economic risks of such investment. The Purchaser has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

(ii)    Neither the Purchaser nor any of its Affiliates is acting in concert, and neither the Purchaser nor any of its Affiliates has any agreement or understanding, with any Person that is not an Affiliate of the Purchaser, and is not otherwise a member of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act), with respect to the Company or its securities, in each case, other than in connection with the Transactions or with respect to any bona fide loan from one or more financial institutions.

(e)    Brokers and Finders. The Purchaser has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

(f)    Ownership of Shares. None of the Purchaser or its Affiliates Beneficially Own any shares of Company Common Stock (without giving effect to the issuance of the 2.95% Convertible Secured Notes due 2026) other than any shares of Company Common Stock that may be owned by managing directors, officers and employees of SLTM or other Silver Lake management entity or general partner in their individual capacities or in managed accounts over which such Person does not have investment discretion.

(g)    No Additional Representations.

(i)    The Purchaser acknowledges that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, the Company makes no representation or warranty with respect to (A) any matters relating to the Company, its business, financial condition, results of operations, prospects or otherwise, (B) any projections, estimates or budgets delivered or made available to the Purchaser (or any of its Affiliates, officers, directors, employees or other representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (C) the future business and operations of the Company and its Subsidiaries, and the Purchaser have not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement.

(ii)    The Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that the Purchaser has been provided with sufficient access for such purposes. The Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, (i) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Purchaser as having been authorized by the Company, and (ii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Purchaser or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.01 of this Agreement and in any certificate delivered by the Company pursuant to this Agreement.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01.    Taking of Necessary Action. Each of the parties hereto agrees to use its reasonable efforts promptly to take or cause to be taken all action, and promptly to do or cause to be done all things necessary, proper or advisable, in each case, under applicable laws and regulations (other than waive such party’s rights hereunder) to consummate and make effective the sale and purchase of the Notes hereunder, subject to the terms and conditions hereof and compliance with applicable law. In case at any time after the date hereof, any further action is necessary under applicable laws or regulations to carry out the purposes of the sale and purchase of the Notes, the proper officers, managers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the requesting party.

Section 4.02.    Intentionally Omitted.

Section 4.03.    Intentionally Omitted.

Section 4.04.    Securities Laws. The Purchaser acknowledge and agree that the Notes have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws, is available. The Purchaser acknowledge that the Purchaser has no right to require the Company or any of its Subsidiaries to register the Notes.

Section 4.05.    Lost, Stolen, Destroyed or Mutilated Securities. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate for any security of the Company and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company (and, if requested by the Company, the delivery of an indemnity bond sufficient in the judgment of the Company to protect the Company from any loss it may suffer if a certificate is replaced), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate.

Section 4.06.    Intentionally Omitted.

Section 4.07.    Intentionally Omitted.

Section 4.08.    Intentionally Omitted.

Section 4.09.    Financing Cooperation.

(a)    If requested by the Purchaser, the Company will provide the following cooperation in connection with the Purchaser obtaining any Permitted Loan or Permitted Transaction: (i) entering into an issuer agreement (an “Issuer Agreement”) with each lender in the form attached hereto as Exhibit C, and subject to the consent of the Company (which will not be unreasonably withheld or delayed), with such changes thereto as are requested by such lender, (ii) if so requested by such lender or counterparty, as applicable, registering or re-registering the pledged Notes in the name of the relevant lender, counterparty, custodian or similar party to a Permitted Loan or Permitted Transaction, with respect to Permitted Loans solely as securities intermediary or secured party and only to the extent such Purchaser or its Affiliates continues to beneficially own such pledged Notes, (iii) entering into customary triparty agreements with each lender and the Purchaser relating to the delivery of the Notes to the relevant lender (or re-registration of such Notes in the name of the Custodian (as defined in the Issuer Agreement) as record holder for the Purchaser’s beneficial interest in the Notes or a lender of a Permitted Loan as secured party thereunder) for crediting to the relevant collateral accounts upon funding of the loan and payment of the purchase price including a right for such lender as a third party beneficiary of the Company’s obligation under Article II to issue the Notes upon payment of the purchase price therefor in accordance with the terms of this Agreement (including satisfaction of the conditions set forth in Section 2.02(b)) and/or (iv) such other cooperation and assistance as the Purchaser may reasonably request that will not unreasonably disrupt the operation of the Company’s business.

(b)    Anything in Section 4.09(a) to the contrary notwithstanding, the Company’s obligation to deliver an Issuer Agreement in connection with a Permitted Loan is conditioned on (x) the Purchaser delivering to the Company a copy of the loan agreement for the Permitted Loan to which the Issuer Agreement relates and (y) the Purchaser certifying to the Company in writing (A) that the loan agreement with respect to which the Issuer Agreement is being delivered constitutes a Permitted Loan being entered into in accordance with this Agreement, the Purchaser has pledged the Notes as collateral to the lenders under such Permitted Loan and that the execution of such Permitted Loan and the terms thereof do not violate the terms of this Agreement, (B) that an event of default (as contemplated by the Margin Loan Agreement as defined in the Issuer Agreement) constitutes the only circumstances under which the lenders under the Permitted Loan may foreclose on the Notes and a transfer in connection with a (including a potential) Coverage Event (as contemplated by the Margin Loan Agreement as defined in the Issuer Agreement) constitutes circumstances under which the Purchaser may sell the Notes in order to satisfy a margin call or repay a Permitted Loan, in each case to the extent necessary to satisfy or avoid a bona fide margin call on such Permitted Loan and that such provisions do not violate the terms of this Agreement and (C) that the Purchaser acknowledges and agrees that the Company will be relying on such certificate when entering into the Issuer Agreement and any inaccuracy in such certificate will be deemed a breach of this Agreement. Purchaser acknowledges and agrees that the statements and agreements of the Company in an Issuer Agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between the Company and the Purchaser under this Agreement, the Purchaser shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company.

(c)    The Company’s obligation to deliver an Issuer Agreement in connection with a Permitted Transaction is conditioned on (x) the Purchaser delivering to the Company a copy of the agreement for such Permitted Transaction and (y) the Purchaser certifying to the Company in writing (A) that the counterparty to such Permitted Transaction is a bank or broker-dealer that is engaged in the business of financing debt securities or similar instruments, (B) that the execution of such Permitted Transaction and the terms thereof do not violate the terms of this Agreement, (C) that an event of default (which shall be only credit events of the Purchaser and/or its controlled Affiliate and other events of default customary in margin lending and liquidity or debt leverage facilities) by the Purchaser or its controlled Affiliate, or industry standard termination events, including but not limited to illegality, changes in tax law and force majeure constitute the only circumstances under which the counterparty or counterparties under the Permitted Transaction may exercise rights and remedies to transfer to itself or sell the Notes purchased from Purchaser (or its controlled Affiliate) or held as a hedge.

(d)    Upon request by the Purchaser, the Company shall consider in good faith any amendments to this Agreement, the Indenture or the Notes proposed by the Purchaser necessary to facilitate the consummation of a Permitted Loan transaction or Permitted Transaction, and the Company shall consent to any such amendment that is not adverse in any respect to the interests of the Company (as determined by the Company in its sole discretion upon the authorization of the disinterested members of the Board of Directors).

Section 4.10.    Certain Tax Matters.

(a)    The Company shall have the right to deduct and withhold from any payment made with respect to the Notes such amounts as are required to be deducted or withheld with respect to the making of such payment under any applicable Tax law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

(b)    Promptly after the Closing, the Company shall determine, and shall promptly inform the Purchaser in writing of, the “issue price” (under Section 1273(b) of the Code and U.S. Treasury Regulation Section 1.1273-2) of the Notes for U.S. federal income tax purposes.

Section 4.11.    Intentionally Omitted.

Section 4.12.    Intentionally Omitted.

Section 4.13.    Intentionally Omitted.

Section 4.14.    Intentionally Omitted.

Section 4.15.    Intentionally Omitted.

Section 4.16.    Intentionally Omitted.

Section 4.17.    Intentionally Omitted.

Section 4.18.    Intentionally Omitted.

Section 4.19.    Indenture Amendments and Supplements; Cooperation. For so long as the Silver Lake Group collectively Beneficially Owns any Notes, the Company shall not make any amendment or supplement to, or consent to a waiver of any provision of, the Indenture or the Notes of a type to which the first or second sentence of Section 9.02 of the Indenture applies without the written consent of the holders of a majority in aggregate principal amount of the outstanding Notes (including, for the avoidance of doubt, Notes Beneficially Owned by the Silver Lake Group). The Company shall keep the Purchaser reasonably informed with respect to the Transactions.

Section 4.20.    Intentionally Omitted.

Section 4.21.    Tax Treatment.

The Company and the Purchaser agree to (i) treat the Notes as indebtedness of the Company for U.S. federal and state income tax purposes and (ii) not treat the Notes as “contingent payment debt instruments” under U.S. Treasury Regulation Section 1.1275-4, and, in each case, neither party shall take any inconsistent tax position in a tax return or tax filing unless otherwise required by a tax authority in connection with a good faith resolution of a tax audit or other administrative proceeding.

The Company and the Purchaser agree, except to the extent otherwise required by law, (a) to treat, for all U.S. federal, state, and local tax purposes, the Upfront Discount as giving rise to a U.S. dollar-denominated reduction in the amount paid by the Purchaser to purchase the Notes (as determined for U.S. federal income tax purposes); (b) to the extent applicable, when reporting the establishment and/or funding of the Notes for all U.S. federal, state, and local tax purposes, to do so in a manner consistent with clause (a); and (c) to take no position inconsistent with clauses (a) and (b) in their dealings with U.S. federal, state, and local tax authorities.

Section 4.22.    Indemnification.

(a)    The Purchaser, its Affiliates and their respective officers, directors, members, shareholders, employees, managers, partners, owners, accountants, attorneys, trustees, advisors and agents, representatives and controlling persons of each of the foregoing (each an “Indemnitee”) shall be indemnified and held harmless by the Company for any and all Losses to which such Indemnitees may become subject as a result of, arising in connection with, or relating to any actual or threatened claim, suit, action, arbitration, cause of action, complaint, allegation, criminal prosecution, investigation, demand letter, or proceeding, whether at law or at equity and whether public or private, before or by any Governmental Entity, any arbitrator or other tribunal (each, an “Action”) by any Person (including, without limitation, any stockholder of the Company and regardless of whether such Action is against an Indemnitee) arising out of or relating to the Transactions or the Commitment Letter, including any Action (i) that alleges a breach of any duty, right or other obligation by the Company, any of its Subsidiaries and/or any officers or directors of any of the foregoing in such capacity and/or (ii) involving a claim or cause of action with respect to which the Indemnitees would not have any liability unless there were a breach of any duty, right or other obligation by the Company, any of its Subsidiaries and/or any officers or directors of any of the foregoing in such capacity, in each case with respect to the Transactions and the Commitment Letter; provided, that the Company will not be liable to indemnify any Indemnitee for any such Losses to the extent that such Losses (w) have resulted from an Action by the Company against the Purchaser in connection with the Purchaser’s breach of this Agreement or an Indemnitee’s breach of the confidentiality provisions contained in the Commitment Letter, (x) are as a result of an Action brought against an Indemnitee by any Person who is a limited partner of, or other investor in, such Indemnitee in such Person’s capacity as a limited partner of, or other investor in, such Indemnitee or (y) as a result of any Action brought against the Purchaser or its Affiliates by any Person providing a Permitted Loan, a Permitted Transaction or other financing or hedging arrangement to the Purchaser or its Affiliates in connection with the Purchaser’s or its Affiliates’ investment in the Notes. In no event will the Purchaser or any of its Affiliates or any of their respective officers, directors, partners, trustees, employees, affiliates, stockholders, advisors, managers owners, partners, agents, attorneys in fact, representatives or controlling persons be liable for consequential, indirect, punitive or special damages in connection with the Transactions or the Commitment Letter.

(b)    Each Indemnitee shall give the Company prompt written notice (an “Indemnification Notice”) of any third party Action it has actual knowledge of that might give rise to Losses, which notice shall set forth a description of those elements of such Action of which such Indemnitee has knowledge; provided, that any delay or failure to give such Indemnification Notice shall not affect the indemnification obligations of the Company hereunder except to the extent the Company is materially prejudiced by such delay or failure.

(c)    The Company shall have the right, exercisable by written notice to the applicable Indemnitee(s) within thirty (30) days of receipt of the applicable Indemnification Notice, to select counsel to defend and control the defense of any third party claim set forth in such Indemnification Notice; provided, that the Company shall not be entitled to so select counsel or control the defense of any claim if (i) such claim seeks primarily non-monetary or injunctive relief against the Indemnitee or alleges any violation of criminal law, (ii) the Company does not, subsequent to its assumption of such defense in accordance with this clause (c), conduct the defense of such claim actively and diligently, (iii) such claim includes as the named parties both the Company and the applicable Indemnitee(s) and such Indemnitees reasonably determine upon the advice of counsel that representation of all such Indemnitees by the same counsel would be prohibited by applicable codes of professional conduct, or (iv) in the event that, based on the reasonable advice of counsel for the applicable Indemnitee(s), there are one or more material defenses available to the applicable Indemnitee(s) that are not available to the Company. If the Company does not assume the defense of any third party claim in accordance with this clause (c), the applicable Indemnitee(s) may continue to defend such claim at the sole cost of the Company and the Company may still participate in, but not control, the defense of such third party claim at the Company’s sole cost and expense. In no event shall the Company, in connection with any Action or separate but substantially similar Actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnitees chosen by the Silver Lake Group, except to the extent that local counsel, in addition to regular counsel, is required in order to effectively defend such Action or Actions, as the case may be.

(d)    No Indemnitee shall consent to a settlement of, or the entry of any judgment arising from, any claim for which such Indemnitee is indemnified pursuant to this Section 4.22, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Except with the prior written consent of the applicable Indemnitee(s), the Company, in the defense of any such claim, shall not consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting any Indemnitee, (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to each such Indemnitee(s) of an unconditional release of such Indemnitee(s) from all liability with respect to such Action or (iii) includes any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee. In any such third party claim where the Company has assumed control of the defense thereof pursuant to clause (c), the Company shall keep the applicable Indemnitee(s) informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such Indemnitee(s) copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such Indemnitee(s) and their respective counsels to confer with the Company and its counsel with respect to the conduct of the defense thereof, and permit such Indemnitee(s) and their respective counsel(s) a reasonable opportunity to review all legal papers to be submitted prior to their submission.

Section 4.23.    Intentionally Omitted.

Section 4.24.    Intentionally Omitted.

ARTICLE V

INTENTIONALLY OMITTED

ARTICLE VI

MISCELLANEOUS

Section 6.01.    Survival of Representations and Warranties. Except for the warranties and representations contained in clauses (a)(i), (b), (c), (d), (e), (f)(i), (l) and (o) of Section 3.01 and the representations and warranties contained in Section 3.02, which shall survive the Closing until expiration of the applicable statute of limitations, the warranties and representations made herein shall survive for one (1) year following the Closing Date and shall then expire; provided, that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration.

Section 6.02.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or sent via email (with non-automated receipt confirmed) as follows:

(a)	If to the Purchaser, to:

c/o Silver Lake

2775 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Attention:     Karen King

Email:          Karen.King@SilverLake.com

and:

c/o Silver Lake

55 Hudson Yards

550 West 34th Street

40th Floor

New York, NY 10001

Attention:     Andrew J. Schader

Email:          Andy.Schader@SilverLake.com

With a copy (which shall not constitute actual or constructive notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:    Joshua Korff, P.C.

        Michael Kim, P.C.

Email:          Joshua.Korff@kirkland.com

        Michael.Kim@kirkland.com

(b)	If to the Company, to:

AMC Entertainment Holdings, Inc.

One AMC Way

11500 Ash Street

Leawood, KS 66211

Attention:     General Counsel

Email:          kconnor@amctheatres.com

With a copy (which shall not constitute actual or constructive notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:     Ray C. Schrock, P.C.

        Corey Chivers

Email:          Ray.Schrock@weil.com

        Corey.Chivers@weil.com

or to such other address or addresses as shall be designated in writing. All notices shall be deemed effective (a) when delivered personally (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise) or (c) one (1) Business Day following the day sent by overnight courier.

Section 6.03.    Entire Agreement; Third Party Beneficiaries; Amendment. This Agreement (including all Exhibits and Annexes hereto), together with the agreements contemplated herein set forth the entire agreement between the parties hereto with respect to the Transactions, and is not intended to and shall not confer upon any person other than the parties hereto, their successors and permitted assigns any rights or remedies hereunder, provided, that (i) Section 4.22 shall be for the benefit of and fully enforceable by each of the Indemnitees, and (ii) Section 6.12 shall be for the benefit of and fully enforceable by each of the Specified Persons. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto (but solely in the case of any amendment or modification to Sections 4.09 (and the related definitions) agreed by the Company, only if authorized by a resolution of the disinterested directors thereof) executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 6.04.    Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same document. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

Section 6.05.    Public Announcements. No press release or public announcement related to this Agreement or the Transactions shall be issued or made by the Purchaser or its Affiliates without the prior written approval of the Company, unless required by law (based on the advice of counsel) in which case the Company shall have the right to review and reasonably comment on such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing, the Purchaser and its Affiliates shall not be restricted from communicating with their respective investors and potential investors in connection with marketing, informational or reporting activities; provided, that the recipient of such information is subject to a customary obligation to keep such information confidential. The Company may issue or make one or more press releases or public announcements (in which case the Purchaser shall have the right to review and reasonably comment on such press release, announcement or communication prior to issuance, distribution or publication) and may file this Agreement with the SEC and may provide information about the subject matter of this Agreement in connection with equity or debt issuances, share repurchases, or marketing, informational or reporting activities.

Section 6.06.    Expenses. The Company will reimburse the Purchaser for reasonable and documented out-of-pocket third-party expenses, including for one legal counsel, incurred in connection with the Transactions on the Closing Date and subject to the occurrence of, the initial purchase of the Notes on the Closing Date.

Section 6.07.    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and Purchaser’s successors and assigns, and no other person; provided, that neither the Company nor the Purchaser may assign its respective rights or delegate its respective obligations under this Agreement, whether by operation of law or otherwise, and any assignment by the Company or the Purchaser in contravention hereof shall be null and void; provided, that (i) substantially contemporaneously with or at the Closing, the Purchaser may assign all of its rights and obligations under this Agreement or any portion thereof to one or more Affiliates who execute and deliver a Joinder substantially in the form attached hereto as Exhibit B-1, and such Affiliate shall have all the rights and obligations of the Purchaser or any portion thereof (as set forth in such Joinder); provided, that no such assignment will relieve the Purchaser of its obligations hereunder, and (ii) any Affiliate of the Purchaser who after the Closing Date executes and delivers a Joinder substantially in the form attached hereto as Exhibit B-2 and is a permitted transferee of any Notes shall have all the rights and obligations of the Purchaser or any portion thereof (as set forth in such Joinder); provided, that no such assignment will relieve the Purchaser of its obligations hereunder. For the avoidance of doubt, no Third Party to whom any of the Notes are transferred shall have any rights or obligations under this Agreement. Notwithstanding anything to the contrary set forth herein, the Purchaser may without the consent of any other party grant powers of attorney, operative only upon an event of default of the Company in respect of its obligation under Article II to issue the Notes upon payment of the Purchase Price in accordance with the terms of this Agreement, to any lenders, administrative agent or collateral agent under any Permitted Loan or to any financial institution in connection with a Permitted Transaction, in each case to act on behalf of the Purchaser to enforce such obligation.

For the avoidance of doubt, no Third Party to whom any of the Notes are transferred shall have any rights or obligations under this Agreement except to the extent transferable in accordance with this Agreement.

Section 6.08.    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.08(a), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(b)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.08.

Section 6.09.    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the Transactions is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 6.10.    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, whether in law or equity) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 6.11.    Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 6.12.    Non-Recourse.

(a)    Notwithstanding anything to the contrary in this Agreement, the Purchaser’s liability for any liability, loss, damage or recovery of any kind (including special, exemplary, consequential, indirect or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise) arising under or in connection with any breach of this Agreement or any other Transaction Agreements (whether willfully, intentionally, unintentionally or otherwise) or in respect of any oral representations made or alleged to have been made in connection herewith shall be no greater than an amount equal to the Purchase Price and the Purchaser shall have no further liability or obligation relating to or arising out of this Agreement, any other Transaction Agreements or the Transactions in excess of such amount. For the avoidance of doubt, the foregoing shall not limit the Company’s rights under Section 6.10.

(b)    This Agreement may only be enforced against, and any Action, claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns (including any Person that executes and delivers a Joinder). Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners (general or limited), stockholder, controlling person, Affiliate, agent, attorney, advisor or representative of any party hereto, or any past, present or future director, officer, employee, incorporator, member, partners (general or limited), stockholder, controlling person, Affiliate, agent, attorney, advisor or representative of the foregoing (collectively, the “Specified Persons”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Sean Goodman
	Name:	Sean Goodman
	Title:	Executive Vice President & Chief Financial Officer

[Signature Page to Investment Agreement]

SLA AVATAR HOLDINGS HOLDCO, L.P.

By:	SLA Avatar Holdings Holdco GP, L.L.C., its general partner

By:	Silver Lake Alpine Associates, L.P., its managing member

By:	SLAA (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ Lee Wittlinger
	Name:	Lee Wittlinger
	Title:	Managing Director

[Signature Page to Investment Agreement]

EXHIBIT A

FORM OF INDENTURE

A-1

EXHIBIT B-1

FORM OF JOINDER1

The undersigned is executing and delivering this Joinder, dated as of [●], 2020 (this “Joinder”), pursuant to that certain Investment Agreement, dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Investment Agreement”), by and between AMC Entertainment Holdings, Inc., a Delaware corporation, and SLA Avatar Holdings Holdco, L.P., a Delaware limited partnership (the “Initial Purchaser”), and any other Persons who become a party thereto in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Investment Agreement.

By executing and delivering this Joinder, the undersigned hereby accepts and assumes an assignment and transfer of the Initial Purchaser’s right to acquire $[●] aggregate principal amount of the Notes at the Closing pursuant to Sections 2.01 and 2.02. For the avoidance of doubt, the Initial Purchaser (i) confirm that the undersigned is an Affiliate of the Initial Purchaser, (ii) acknowledges that all rights and obligations with respect to the Investment Agreement shall remain rights and obligations of the Initial Purchaser and (iii) acknowledges that the Initial Purchaser shall be liable for any breaches of such other obligations under the Investment Agreement that result from actions taken by the undersigned without the consent of the Company.

The undersigned acknowledges and agrees that Sections 6.02, 6.03, 6.07, 6.08 and 6.12 of the Investment Agreement are incorporated herein by reference, mutatis mutandis (provided, that the notice information for the undersigned shall be as set forth on the signature page for the undersigned to this Joinder).

[Remainder of page intentionally left blank.]

[1]	To be used for an Affiliate of the Purchasers that will receive an assignment of the right to purchase Notes at the Closing, but no other rights or obligations, for financing reasons.

[ ]

By:
Name:
Title:

Notices:

[Address]
[Email Address]

EXHIBIT B-2

FORM OF JOINDER2

The undersigned is executing and delivering this Joinder, dated as of [●], 2020 (this “Joinder”), pursuant to that certain Investment Agreement, dated as of July 31, 2020 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Investment Agreement”), by and between AMC Entertainment Holdings, Inc., a Delaware corporation and SLA Avatar Holdings Holdco, L.P. (the “Initial Purchaser”), and any other Persons who become a party thereto in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Investment Agreement.

By executing and delivering this Joinder, the undersigned hereby adopts and approves the Investment Agreement and agrees, effective commencing on the date hereof, to become a party to, and to be bound by and comply with the provisions of, the Investment Agreement in the same manner as if the undersigned were an original Purchaser signatory to the Investment Agreement.

The undersigned acknowledges and agrees that Sections 6.02, 6.03, 6.07, 6.08 and 6.12 of the Investment Agreement are incorporated herein by reference, mutatis mutandis (provided, that the notice information for the undersigned shall be as set forth on the signature page for the undersigned to this Joinder).

[Remainder of page intentionally left blank.]

[2]	To be used for an Affiliate of the Purchaser that is a transferee of Notes after the Closing.

[ ]

By:
Name:
Title:

Notices:

[Address]
[Email Address]

EXHIBIT C

FORM OF ISSUER AGREEMENT

[Date]

[Name of Lender]

[Address]

Re:    Loan Agreement to be entered into by [Name of Borrower]

Ladies and Gentlemen:

This letter agreement is being entered into at the request of [Name of Borrower], a [Jurisdiction of Organization][Entity Type] (the “Borrower”), in connection with the Loan Agreement dated as of [                    ] between the Borrower and [Name of Lender], as lender (including any agent acting therefor, the “Lender”) (as amended and supplemented from time to time, and together with any security agreement executed in connection therewith, the “Margin Loan Agreement”, and the exercise of remedies by the Lender following an event of default under the Margin Loan Agreement, including in such exercise of remedies, foreclosure, assignments, transfers or other dispositions of the Pledged Notes (each as defined below) made in connection with a Coverage Event (as defined in the Margin Loan Agreement) or as otherwise contemplated by the Margin Loan Agreement, collectively, the “Exercise of Remedies” and, together with the Margin Loan Agreement, the “Transactions”). For purposes of this letter agreement, “Closing Date” shall mean [Date]. Pursuant to the Margin Loan Agreement, the Lender is acquiring a first priority security interest in, inter alia, 10.500% First Lien Secured Notes due 2026 (the “Notes” and, upon delivery of such Notes to the Collateral Agent (as defined in the Margin Loan Agreement) in the manner contemplated under the Margin Loan Agreement, the “Pledged Notes”) of AMC Entertainment Holdings, Inc. (the “Issuer”) issued pursuant to an indenture, dated July 31, 2020 (the “Indenture”) between the Issuer, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”) and as collateral agent to secure the Borrower’s obligations under the Margin Loan Agreement. The Securities Intermediary under the Margin Loan Agreement has established on its books, one or more accounts (which may be the Lender or an affiliate thereof) (the “Custodian”) in each case subject to the security interest granted under the Margin Loan Agreement (each, a “Collateral Account”, and collectively, the “Collateral Accounts”). As used herein, “Business Day” means any day on which commercial banks are open in New York City, and “DTC” means the Depository Trust Company.

In connection with the Transactions:

1.

The Issuer confirms that based solely on the information provided to the Issuer prior to its execution of this letter agreement, it has no objection to the Transactions and none of the Transactions is subject to any insider trading or other policy or rule of the Issuer.

2.

Based solely on the information provided to the Issuer prior to its execution of this letter agreement, the Issuer confirms that the loan contemplated by the Margin Loan Agreement is a Permitted Loan as defined in the Investment Agreement (as defined in the

Indenture, the “Investment Agreement”), and further agrees and acknowledges that the Borrower shall have the right to pledge or sell the Pledged Notes to the extent permitted in connection with Permitted Loans as described in the Investment Agreement.

3.	[Intentionally Omitted].

4.

Except as required by applicable law, as determined in good faith by the Issuer, the Issuer will not take any actions intended to hinder or delay any Exercise of Remedies by the Lender pursuant to the Margin Loan Agreement. Without limiting the generality of paragraphs 5 through 15 below, the Issuer agrees, upon Lender’s request after the occurrence of a Coverage Event under the Margin Loan Agreement or in connection with any Exercise of Remedies, to cooperate in good faith (and in accordance with, and subject to, the terms of the Indenture and in accordance with applicable law) with the Lender and/or the Trustee in any transfer of Pledged Notes made pursuant to any exercise by the Lender of its remedies under the Margin Loan Agreement or otherwise, including with respect to the removal of any restrictive legends, if such legend removal is permitted at the time of such Coverage Event.

5.

In connection with any Exercise of Remedies, the Issuer shall take such actions as are within its control to cause the transfer and settlement of Pledged Notes (in accordance with, and subject to, the terms of the Indenture) within two Business Days of notice by the Lender. Upon consummation of such transfer and settlement to the purchaser(s) designated by the Lender, such Pledged Notes shall be (a) in book-entry DTC form if such Pledged Notes are (i) sold under a registration statement, (ii) sold under Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”), (iii) sold after the Resale Restriction Termination Date (as such term is interpreted hereunder as set forth below) or (iv) then in book-entry DTC form, or (b) otherwise, in the form of Physical Securities (as defined in the Indenture). Notwithstanding anything to the contrary in the Indenture or any other agreement, for purposes of any transfer of Pledged Notes in the form of Physical Securities in connection with an Exercise of Remedies, the only documents required by the Issuer and the Trustee from the Lender or the Borrower are as follows: (i) a certificate executed by or on behalf of the holder named on the face of such Pledged Notes, in the form set forth in Attachment 1 to Exhibit A attached to the Indenture (disregarding any amendments or modifications thereto subsequent to the date hereof), but without any signature guarantee and (ii) for any transfer of a Transfer Restricted Note (as defined in the Indenture) prior to the Resale Restriction Termination Date (as defined in the Indenture) (which, for all purposes hereunder and under the Indenture, shall be the date that is one year following the Closing Date), an opinion of [                    ] or other counsel reasonably satisfactory to the Issuer, in the form of Exhibit 1 attached hereto and addressed to the Issuer and its transfer agent (in the case of any transfer of Physical Securities bearing the Restricted Notes Legend (as defined in the Indenture) to a transferee who will receive Physical Securities bearing the Restricted Notes Legend that constitute Transfer Restricted Notes) or Exhibit 2 attached hereto (in the case of any transfer of Physical Securities bearing the Restricted Notes Legend to a transferee who will receive Physical Securities not bearing the Restricted Notes Legend or beneficial interests in a Global Security not bearing the Restricted Notes Legend).

Within two Business Days of receipt of such documents and the presentation of such Physical Securities at the Corporate Trust Office of the Trustee, together with any required payment in connection with such transfer as set forth in Section [2.06] of the Indenture, the Issuer shall cause the Trustee to register the transfer of the number of Pledged Notes being sold to the account(s) of the purchaser(s), in each case as specified in such certificate.

6.	[Intentionally Omitted]

7.

On the Closing Date, the Issuer will deliver Pledged Notes in global form and represented as book-entry interests on the books of The Depository Trust Company bearing a 144A CUSIP with such book-entry interests credited to the Collateral Accounts.

8.

In connection with any Exercise of Remedies whereby all or any portion of the Pledged Notes is or may be sold in a private resale transaction exempt from registration under the Securities Act prior to the first anniversary of the date of issuance of the relevant Pledged Notes, the Issuer shall provide, within three Business Days following a request by the Lender, a reasonable opportunity for a customary business, legal and documentary diligence investigation to potential purchasers of such Pledged Notes, as identified by the Lender in such notice, subject to customary non-disclosure agreements to be executed by any such purchaser; provided that such diligence investigation is not unreasonably disruptive to the business of the Company and its subsidiaries.

9.

The Issuer agrees with respect to any purchaser of Pledged Notes in a foreclosure sale (including the Lender or its affiliates) that is not, and has not been for the immediately preceding three months, an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer, that, if such Notes are then eligible for resale under Rule 144 (and such purchaser has satisfied the holding period set forth in Rule 144(d)) and, if such sale occurs prior to the Resale Restriction Termination Date, the Issuer meets the condition set forth in Rule 144(c)(1), it shall, upon request of such purchaser, remove any restrictive legend relating to Securities Act restrictions from such Notes and, if applicable, to cause any such notes to be exchanged for beneficial interests in global notes held by DTC or its nominee.

10.	Intentionally omitted.

11.

Any assignee of Lender’s rights and obligations under the Margin Loan Agreement shall enter into a joinder to this Issuer Agreement in form and substance reasonably satisfactory to the Issuer, or shall deliver to the Issuer a counterpart, executed by the assignee, of a substantially identical agreement and the Issuer shall promptly accept such assignment.

12.

The pledge by the Borrower of the Pledged Notes pursuant to the Margin Loan Agreement, and any Exercise of Remedies by the Lender, are not restricted in any manner by the formation documents of the Issuer or any other agreement to which the Issuer is a party, other than the Indenture.

13.

To the knowledge of the Issuer, the Pledged Notes are not subject to any pledge, interest, mortgage, lien, encumbrance or right of setoff other than any such as may be created and may exist in favor of the Lender as a result of the Transactions.

14.

The Issuer shall make all payments or deliveries on the Pledged Notes with a record date on and after the Closing Date to the Collateral Accounts (as irrevocably directed by the Collateral Agent) or otherwise in accordance with the Margin Loan Agreement.

15.	Subject to customary enforceability exceptions, the Notes are valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.

[SIGNATURE PAGE FOLLOWS]

Accepted and agreed,

AMC Entertainment Holdings, Inc., as Issuer

By:
Name:
Title:

[NAME OF LENDER], as Lender

By:
Name:
Title:

[Signature page to Issuer Agreement]

EXHIBIT 1

Form of Opinion of Counsel

AMC Entertainment Holdings, Inc.

[                    ]

Ladies and Gentlemen:

We are acting as counsel for [                    ](“Secured Party”) in connection with the sale by it of [                    ] 10.500% First Lien Secured Notes due 2026 (the “Securities”) of AMC Entertainment Holdings, Inc. , a Delaware corporation (“Issuer”), that were pledged to it by [                    ] (“Borrower”) to secure Borrower’s obligations pursuant to the Loan Agreement dated as of [                    ] among, inter alia, Borrower and Secured Party.

We have examined a representation letter from Secured Party dated as of [                    ] (the “Seller’s Letter”) with respect to the sale of the Securities. In rendering the opinion expressed herein, we have relied exclusively on the Seller’s Letter, a copy of which is attached hereto as Schedule I, as to matters of fact, and we have without independent inquiry or investigation assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so and (v) all statements in the Seller’s Letter were and are accurate.

Based on the foregoing, we are of the opinion that the Securities may be sold by Secured Party without registration under the Securities Act of 1933, as amended, it being understood that no opinion is expressed as to any subsequent offer or resale of any Securities.

This opinion is limited to the federal securities law of the United States of America.

This opinion is rendered solely to you in connection with the proposed sale of the Securities by Secured Party. This opinion may not be relied upon by you for any other purpose or relied upon by any other person or furnished to any other person without our prior written consent.

Very truly yours,

Annex A-1

Schedule I to Exhibit 1

[Name of Lender’s Counsel]

[Address]

Re:	Sale of [ ] 10.500% First Lien Secured Notes due 2026 of AMC Entertainment Holdings, Inc. (“Issuer”) to Qualified Institutional Buyers in a Private Placement

Ladies and Gentlemen:

We hereby refer to the [Security Agreement] dated as of [                    ] (the “Security Agreement”) between [                    ] (“we,” “our” or “us”) and [                    ] (“Borrower”) pursuant to which Borrower has pledged to us, inter alia, 10.500% First Lien Secured Notes due 2026 (the “Pledged Notes”) of Issuer to secure Borrower’s obligations to us under the Loan Agreement dated as of [                    ] among, inter alia, Borrower and us.

In connection with our proposed sale, as pledgee under the Security Agreement, of [                    ] Pledged Notes (the “Securities”) in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), we represent and warrant to you:

(a)

The Securities are being sold only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or to purchasers that we and any person acting on our behalf reasonably believe are qualified institutional buyers. We have notified the purchaser of the restrictions on further transfer of the Securities, and the purchaser is aware that the Securities are being sold by us pursuant to an exemption from registration under the Securities Act for private placements of securities.

(b)	Issuer is subject to Section 13(a) and/or Section 15(d) of the Securities Exchange Act of 1934, as amended.

(c)	Neither we nor any person acting on our behalf has offered or sold the Securities by any form of general solicitation or general advertising.

Very truly yours,

[ ]

By:
Name:
Title:

Annex A-2

EXHIBIT 2

Form of Opinion of Counsel

AMC Entertainment Holdings, Inc.

[                    ]

Ladies and Gentlemen:

We are acting as counsel for [                    ] (“Secured Party”) in connection with the sale by it of [                    ] 10.500% First Lien Secured Notes due 2026 (the “Securities”) of AMC Entertainment Holdings, Inc., a Delaware corporation (“Issuer”), that were pledged to it by [                    ] (“Borrower”) to secure Borrower’s obligations pursuant to the Loan Agreement dated as of [                    ] among, inter alia, Borrower and Secured Party.

We have examined a representation letter from Secured Party dated as of [                    ] (the “Seller’s Letter”) with respect to the sale of the Securities. In rendering the opinion expressed herein, we have relied exclusively on the Seller’s Letter, a copy of which is attached hereto as Schedule I, as to matters of fact, and we have without independent inquiry or investigation assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so and (v) all statements in the Seller’s Letter were and are accurate.

Based on the foregoing, we are of the opinion that the Securities may be sold by Secured Party as described in the Seller’s Letter without registration under the Securities Act of 1933, as amended, in reliance of Rule 144 promulgated thereunder and that any restrictive legends concerning transfers of the Securities may be removed.

This opinion is limited to the federal securities law of the United States of America.

This opinion is rendered solely to you in connection with the proposed sale of the Securities by Secured Party. This opinion may not be relied upon by you for any other purpose or relied upon by any other person or furnished to any other person without our prior written consent.

Very truly yours,

Annex A-3

Schedule I to Exhibit 2

[Name of Lender’s Counsel]

[Address]

Re:	Sale of [ ] 10.500% First Lien Secured Notes due 2026 of AMC Entertainment Holdings, Inc. (“Issuer”)

Ladies and Gentlemen:

We hereby refer to the [Security Agreement] dated as of [                    ] (the “Security Agreement”) between [                    ] (“we,” “our” or “us”) and [                    ] (“Borrower”) pursuant to which Borrower has pledged to us, inter alia, 10.500% First Lien Secured Notes due 2026 (the “Pledged Notes”) of Issuer to secure Borrower’s obligations to us under the Loan Agreement dated as of [            ] among, inter alia, Borrower and us.

In connection with our proposed sale, as pledgee under the Security Agreement, of [                    ] Pledged Notes pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), we represent and warrant to you:

(a)	We are not an “affiliate” of Issuer within the meaning of Rule 144 under the Securities Act and have not been such an affiliate within the preceding three months.

(b)

Issuer is, and has been for a period of at least 90 days immediately before the proposed sale, subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

(c)	A period of at least six months has elapsed for purposes of Rule 144(d) under the Securities Act since the date the Pledged Notes were pledged to us.

(d)	Issuer has satisfied the conditions set forth in Rule 144(c)(1) under the Securities Act at the time of the proposed sale.

Very truly yours,

[ ]

By:
Name:
Title:

Annex A-4